Exhibit 99.1

November 3, 2020

Drive Shack Announces Third Quarter 2020 Results
Provides Business & Financial Liquidity Update

NEW YORK, November 3, 2020 -- Drive Shack Inc. (the “Company”) (NYSE: DS) today reported its financial results for the third quarter ended September 30, 2020. The Company also provided an update on the business, as well as measures it has taken to sustain liquidity.

“We are pleased with our third quarter results as we see our venues and courses continue to build momentum over the year. Both of these businesses delivered positive financial results in the quarter, even with the challenges we continue to face with local restrictions and mandates with large group gatherings,” said Chief Executive Officer Hana Khouri.  “Over the past several months, we have aggressively managed costs to strengthen our financial position and implemented measures to preserve cash and sustain our liquidity. We also delivered on a large strategic goal with closing the sale of our Rancho San Joaquin traditional golf course in October for nearly $34 million in net cash proceeds.  We’ve taken actions to re-stabilize our business amid the current environment and believe we are positioned to advance the growth plans we laid out earlier this year.”

Khouri continued, “Our teams have been highly engaged in innovating and developing new promotional offers geared towards smaller group gatherings in our Drive Shack venues to help drive traffic and generate increased revenue.  We debuted our new 2-bay package in mid-September to encourage small event bookings in all Drive Shack locations and since our launch, the early response by our guests has been positive. We plan to further this momentum by launching our online reservation platform in December.  We are also excited to announce that we have developed a plan to reopen our Orlando venue next month.  I look forward to sharing more details on our upcoming earnings call.”

Business Update

The strong momentum and demand for traditional golf continued throughout the third quarter. New full golf membership sales increased 48% and member rounds increased 36% on our five private courses compared to the third quarter 2019. During the same period, green and cart fee revenue increased 15% on our 31 public courses compared to the third quarter 2019, despite available tee times decreasing due to locally mandated restrictions. Overall, our traditional golf business generated total revenue of $60 million in the third quarter 2020, which includes $15 million of managed course expense reimbursements. AGC’s total revenue decreased by $11 million compared to the third quarter 2019, largely due to event revenue, which decreased by almost $11 million during the same period.

The Company’s entertainment golf venues in West Palm Beach, Richmond and Raleigh reopened during the second quarter and remained open throughout the third quarter. Despite venue capacity restrictions and group size limitations, the three venues generated total revenue of approximately $6 million during the third quarter. The Company expects to reopen its Orlando venue in December 2020.

Financial Liquidity Update

As of October 31, 2020, the Company had approximately $44 million of unrestricted cash on hand compared to approximately $12 million as of July 31, 2020. This increase is primarily due to the sale of the traditional golf course, which generated cash proceeds of $33.6 million.  The Company maintained initiatives put in place earlier this year, including a re-positioned labor model designed to improve operational and financial performance, which yielded significant benefits in the third quarter as our operations generated positive cash flows at both the venue and course level.

The Company continues to focus on strengthening its financial position to ensure it has ample liquidity and flexibility to successfully execute its growth initiatives for 2021.

Third Quarter Financial Results (unaudited)

Three Months and Nine Months Ended September 30, 2020
compared to the Three Months and Nine Months Ended September 30, 2019
($ in thousands, except for per share data):

	Three Months Ended		Nine Months Ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Total revenues	$66,465	$74,682	$159,700	$200,249
Loss applicable to common stockholders	$(10,807)	$(13,414)	$(70,485)	$(43,763)

Loss applicable to common stock, per share
Basic	$(0.16)	$(0.20)	$(1.05)	$(0.65)
Diluted	$(0. 16)	$(0.20)	$(1.05)	$(0.65)

For the three months ended September 30, 2020, the Company reported a loss of approximately $11 million, or ($0.16) per share, compared to a loss of approximately $13 million, or ($0.20) per share, in the corresponding period of the prior year.

For the nine months ended September 30, 2020, the Company reported a loss of approximately $70 million, or ($1.05) per share, compared to a loss of approximately $44 million, or ($0.65) per share, in the corresponding period of the prior year.

2020 Third Quarter Earnings Conference Call Details
Management will host a conference call to discuss these results on Wednesday, November 4th at 9:00 a.m. Eastern Time.  The conference call can be accessed approximately ten minutes prior to the scheduled start of the call by dialing 1-866-913-6930 (from within the U.S.) or 1-409-983-9881 (from outside of the U.S.) and referencing conference ID “6882066.”

A copy of the earnings release will be posted to the Investor Relations section of Drive Shack Inc.’s website, http://ir.driveshack.com.

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at http://ir.driveshack.com. Please allow extra time prior to the call to visit the website and download any necessary software required to listen to the internet broadcast.

A telephonic replay of the conference call will also be available two hours following the call’s completion through 11:30 P.M. Eastern Time on Wednesday, November 18, 2020 by dialing 1-800-585-8367 (from within the U.S.) or 1-404-537-3406 (from outside of the U.S.) and referencing conference ID “6882066.”

Additional Information
For additional information that management believes to be useful for investors, please refer to the presentation posted on the Investor Relations section of the Company’s website, http://ir.driveshack.com. For consolidated information, please refer to the Company’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K, which are available on the Company’s website, http://ir.driveshack.com.

About Drive Shack
Drive Shack Inc. is a leading owner and operator of golf-related leisure and entertainment businesses.

Forward-Looking Statements: Certain statements regarding Drive Shack Inc. (together with its subsidiaries, “Drive Shack”, “we” or “us”) in this earnings release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “by”, “approaches”, “nearly”, “potential”, “continues”, “may”, “will”, “should”, “could”, “seeks”, “approximately”, “predicts”, “intends”, “plans”, “estimates”, “anticipates”, “target”, “goal”, “projects”, “contemplates” or the negative version of those words or other comparable words. Any forward-looking statements contained in this presentation, including statements regarding the expected development schedule and timing of specific milestones for our facilities, including The Puttery and Drive Shack venues, our expected and the remaining cost for our development projects (both individually and in the aggregate), the expected capabilities of our development projects once completed, our intentions to make use of capital or free cash flow and our future financial position and liquidity are based upon our limited historical performance and on our current plans, estimates and expectations in light of information (including industry data) currently available to us. The inclusion of this forward-looking information should not be regarded as a representation by the Company or any other person that the future plans, estimates or expectations contemplated by us will be achieved. These statements are subject to a number of factors that could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control. We can give no assurance that its expectations regarding any forward-looking statements will be attained.  Accordingly, you should not place undue reliance on any forward-looking statements made in this earnings release. Factors that could cause or contribute to such differences include, but are not limited to, the risk that our construction schedules will take longer than we expect, that our expectations about the consumer demand for our product will not prove accurate, that our operating or other costs will increase or our expected remaining costs for development projects underway increases. Such forward-looking statements speak only as of the date of this earnings release.  We expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Consolidated Balance Sheets

(dollars in thousands, except share data)
	(Unaudited) September 30, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$13,314	$28,423
Restricted cash	2,904	3,103
Accounts receivable, net of allowance of $899 and $1,082, respectively	3,670	5,249
Real estate assets, held-for-sale, net	17,016	16,948
Real estate securities, available-for-sale	3,027	3,052
Other current assets	14,861	17,521
Total current assets	54,792	74,296
Restricted cash, noncurrent	286	438
Property and equipment, net of accumulated depreciation	175,014	179,641
Operating lease right-of-use assets	198,458	215,308
Intangibles, net of accumulated amortization	15,329	17,565
Other investments	0	24,020
Other assets	5,610	4,723
Total assets	$449,489	$515,991

Liabilities and Equity
Current liabilities
Obligations under finance leases	6,583	6,154
Membership deposit liabilities	14,815	10,791
Accounts payable and accrued expenses	38,964	25,877
Deferred revenue	15,351	26,268
Real estate liabilities, held-for-sale	5	4
Other current liabilities	30,452	23,964
Total current liabilities	106,170	93,058
Credit facilities and obligations under finance leases - noncurrent	12,435	13,125
Operating lease liabilities - noncurrent	171,592	187,675
Junior subordinated notes payable	51,185	51,192
Membership deposit liabilities, noncurrent	97,943	95,805
Deferred revenue, noncurrent	7,385	6,283
Other liabilities	3,154	3,278
Total liabilities	$449,864	$450,416

Commitments and contingencies

Equity
Preferred stock, $0.01 par value, 100,000,000 shares authorized, 1,347,321 shares of 9.75% Series B Cumulative Redeemable Preferred Stock, 496,000 shares of 8.05% Series C Cumulative Redeemable Preferred Stock, and 620,000 shares of 8.375% Series D Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, issued and outstanding as of September 30, 2020 and December 31, 2019	61,583	61,583
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 67,227,944 and 67,068,751 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	672	671
Additional paid-in capital	3,178,319	3,177,183
Accumulated deficit	(3,242,337)	(3,175,572)
Accumulated other comprehensive income	1,388	1,710
Total equity	$(375)	$65,575

Total liabilities and equity	$449,489	$515,991

Consolidated Statements of Operations (unaudited)

(dollars in thousands, except share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues
Golf operations	$58,766	$60,797	$137,066	$162,889
Sales of food and beverages	7,699	13,885	22,634	37,360
Total revenues	66,465	74,682	159,700	200,249
Operating costs
Operating expenses	54,993	63,454	142,584	169,897
Cost of sales - food and beverages	2,170	3,856	6,654	10,458
General and administrative expense	7,916	12,755	24,102	37,981
Depreciation and amortization	6,853	5,723	20,329	15,769
Pre-opening costs	227	4,350	1,049	7,229
(Gain) loss on lease terminations and impairment	302	1,872	(2,031)	6,077
Total operating costs	72,461	92,010	192,687	247,411
Operating loss	(5,996)	(17,328)	(32,987)	(47,162)

Other income (expenses)
Interest and investment income	135	191	400	799
Interest expense, net	(2,896)	(2,061)	(8,232)	(6,008)
Other income (loss), net	(157)	7,341	(24,212)	12,955
Total other income (expenses)	(2,918)	5,471	(32,044)	7,746
Loss before income tax	(8,914)	(11,857)	(65,031)	(39,416)
Income tax expense	498	162	1,269	162
Net Loss	(9,412)	(12,019)	(66,300)	(39,578)
Preferred dividends	(1,395)	(1,395)	(4,185)	(4,185)
Loss Applicable to Common Stockholders	$(10,807)	$(13,414)	$(70,485)	$(43,763)

Loss Applicable to Common Stock, per share
Basic	$(0.16)	$(0.20)	$(1.05)	$(0.65)
Diluted	$(0.16)	$(0.20)	$(1.05)	$(0.65)
Weighted Average Number of Shares of Common Stock Outstanding
Basic	67,212,532	67,040,692	67,131,827	67,032,519
Diluted	67,212,532	67,040,692	67,131,827	67,032,519